Exhibit 99.1

Contact:

Jeffrey Hall, Chief Financial Officer

David Myers, Vice President, Investor Relations

(314) 810-3115

investor.relations@express-scripts.com

Express Scripts Reports First Quarter 2013 Results

Increases 2013 Earnings Guidance

ST. LOUIS, April 29, 2013 — Express Scripts Holding Company (Nasdaq: ESRX) announced 2013 first quarter net income from continuing operations attributable to Express Scripts shareholders of $374 million, or $0.45 per diluted share. Adjusted earnings per diluted share from continuing operations attributable to Express Scripts, as detailed in Table 4, were $0.99 for the first quarter.

“Our strong financial performance in the first quarter represents the work we do every day to make the use of prescription drugs safer and more affordable,” stated George Paz, chairman and chief executive officer. “As we mark the one-year anniversary of the Medco transaction, our Company today is better than the sum of its parts. We are well-positioned with an unmatched breadth and depth of product offerings, excellent customer service and innovative tools and solutions to manage the complex future of healthcare. Our primary focus continues to be improving health outcomes and lowering healthcare costs, which drives increased shareholder value.”

First Quarter 2013 Review

All key metrics compared to the first quarter of 2012 were affected by the inclusion of Medco results beginning in the second quarter of 2012. Gross profit margin and EBITDA per adjusted claim increases over last year are mainly attributed to improved operating performance, increased generic utilization and the realization of synergies.

•	Adjusted claims from continuing operations of 390.0 million, up 102%

•	Adjusted EBITDA from continuing operations attributable to Express Scripts of $1.6 billion, up 143% - See Table 3

•	Adjusted EBITDA from continuing operations attributable to Express Scripts per adjusted claim of $4.08, up 20% - See Table 3

•	Net cash flow provided by operating activities from continuing operations of $1.0 billion, up 81%

•	Repurchased 5.1 million shares of common stock for $300.0 million, leaving 69.9 million shares available under the current share repurchase program

•	Repaid $1.5 billion of long-term debt

2013 Guidance

The Company previously provided adjusted earnings per diluted share from continuing operations attributable to Express Scripts for 2013 in the range of $4.20 to $4.30, or growth of 12% to 15% over 2012. The Company expects improvements in gross profit over the balance of the year and now anticipates achieving adjusted earnings per diluted share from continuing operations attributable to Express Scripts for 2013 in the range of $4.23 to $4.33, or 13% to 16% growth over 2012. Adjusted earnings per share for 2013 exclude items as detailed in Table 6.

As noted in the Form 10K for 2012, as a result of the transition of United Healthcare claims and variability of other contractual revenue streams, quarterly EPS trends may vary from historical periods. More specifically, the Company expects earnings for a large client to be skewed to the second quarter due to the structure of the contract. The Company anticipates this pattern of earnings to continue for the foreseeable future. As a result, adjusted earnings per diluted share from continuing operations attributable to Express Scripts for the second quarter are expected to be between $1.08 and $1.12.

About Express Scripts

Express Scripts (NASDAQ: ESRX) manages more than a billion prescriptions each year for tens of millions of patients. On behalf of our clients – employers, health plans, unions and government health programs – we make the use of prescription drugs safer and more affordable. Express Scripts uniquely combines three capabilities – behavioral sciences, clinical specialization and actionable data – to create Health Decision ScienceSM, our innovative approach to help individuals make the best drug choices, pharmacy choices and health choices. Better decisions mean healthier outcomes.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on or about April 29, 2013 and Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 19, 2013. A copy of these forms can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Operations

	Three Months Ended March 31,
(in millions, except per share data)	2013	2012

Revenues(*)	$26,063.0	$12,132.6
Cost of revenues (*)	24,096.4	11,300.6

Gross profit	1,966.6	832.0
Selling, general and administrative	1,124.7	265.1

Operating income	841.9	566.9

Other (expense) income:
Equity income from joint venture	9.8	—
Interest income	1.6	2.3
Interest expense and other	(215.4)	(132.0)

	(204.0)	(129.7)

Income before income taxes	637.9	437.2
Provision for income taxes	258.6	167.0

Net income from continuing operations	379.3	270.2
Net loss from discontinued operations, net of tax	(1.2)	—

Net income	378.1	270.2
Less: Net income attributable to non-controlling interest	5.1	2.4

Net income attributable to Express Scripts	$373.0	$267.8

Weighted average number of common shares outstanding during the period:
Basic	818.7	485.3
Diluted	832.5	489.7

Basic earnings per share:
Continuing operations attributable to Express Scripts	$0.46	$0.55
Discontinued operations attributable to Express Scripts	—	—
Net earnings attributable to Express Scripts	0.46	0.55

Diluted earnings per share:
Continuing operations attributable to Express Scripts	$0.45	$0.55
Discontinued operations attributable to Express Scripts	—	—
Net earnings attributable to Express Scripts	0.45	0.55

Amounts attributable to Express Scripts shareholders:
Income from continuing operations, net of tax	$374.2	$267.8
Discontinued operations, net of tax	(1.2)	—

Net income attributable to Express Scripts shareholders	$373.0	$267.8

(*)	Includes retail pharmacy co-payments of $3,674.4 million and $1,496.6 million for the three months ended March 31, 2013 and 2012, respectively.

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Balance Sheet

	March 31,	December 31,
(in millions)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,990.0	$2,793.9
Restricted cash and investments	17.7	19.6
Receivables, net	4,294.1	5,480.6
Inventories	1,657.4	1,661.9
Deferred taxes	381.9	408.5
Prepaid expenses and other current assets	195.7	194.4
Current assets of discontinued operations	171.1	198.0

Total current assets	8,707.9	10,756.9
Property and equipment, net	1,679.7	1,634.3
Goodwill	29,346.0	29,359.8
Other intangible assets, net	15,531.3	16,037.9
Other assets	65.1	56.6
Noncurrent assets of discontinued operations	255.7	265.7

Total assets	$55,585.7	$58,111.2

Liabilities and Stockholders’ Equity
Current liabilities:
Claims and rebates payable	$6,645.7	$7,440.0
Accounts payable	2,573.7	2,909.1
Accrued expenses	1,535.4	1,630.0
Current maturities of long-term debt	631.6	934.9
Current liabilities of discontinued operations	137.7	143.4

Total current liabilities	11,524.1	13,057.4
Long-term debt	13,815.1	14,980.1
Deferred taxes	5,783.6	5,948.8
Other liabilities	775.8	692.9
Noncurrent liabilities of discontinued operations	59.6	36.3

Total liabilities	31,958.2	34,715.5

Stockholders’ Equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; and no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value per share; shares issued: 822.6 and 818.1, respectively; shares outstanding: 817.5 and 818.1, respectively	8.2	8.2
Additional paid-in capital	21,451.6	21,289.7
Accumulated other comprehensive income	16.8	18.9
Retained earnings	2,441.2	2,068.2

	23,917.8	23,385.0

Common stock in treasury at cost, 5.1 and zero shares, respectively	(300.0)	—

	23,617.8	23,385.0

Non-controlling interest	9.7	10.7

Total stockholders’ equity	23,627.5	23,395.7

Total liabilities and stockholders’ equity	$55,585.7	$58,111.2

EXPRESS SCRIPTS HOLDING COMPANY

Unaudited Consolidated Statement of Cash Flows

	Three Months Ended March 31,
(in millions)	2013	2012

Cash flows from operating activities:
Net income	$378.1	$270.2
Net loss from discontinued operations, net of tax	1.2	—

Net income from continuing operations	379.3	270.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	600.6	65.0
Non-cash adjustments to net income	(91.3)	37.2
Deferred financing fees	6.2	18.1
Changes in operating assets and liabilities:
Accounts receivable	1,183.8	(96.4)
Claims and rebates payable	(794.3)	(223.7)
Other net changes in operating assets and liabilities	(320.6)	461.7

Net cash provided by operating activities - continuing operations	963.7	532.1
Net cash used in operating activities - discontinued operations	(0.3)	—

Net cash flows provided by operating activities	963.4	532.1

Cash flows from investing activities:
Purchases of property and equipment	(108.9)	(18.7)
Other	(4.4)	(10.3)

Net cash used in investing activities - continuing operations	(113.3)	(29.0)
Net cash used in investing activities - discontinued operations	(0.6)	—

Net cash used in investing activities	(113.9)	(29.0)

Cash flows from financing activities:
Repayment of long-term debt	(1,457.9)	—
Treasury stock acquired	(300.0)	—
Net proceeds from employee stock plans	105.9	2.1
Excess tax benefit relating to employee stock compensation	2.2	13.9
Distributions paid to non-controlling interest	(4.3)	(2.0)
Proceeds from long-term debt, net of discounts	—	3,458.9
Other	2.0	(19.8)

Net cash (used in) provided by financing activities	(1,652.1)	3,453.1

Effect of foreign currency translation adjustment	(1.5)	1.4

Less: cash attributable to discontinued operations	0.2	—

Net (decrease) increase in cash and cash equivalents	(803.9)	3,957.6
Cash and cash equivalents at beginning of period	2,793.9	5,620.1

Cash and cash equivalents at end of period	$1,990.0	$9,577.7

Table 1

Express Scripts Holding Company Unaudited Consolidated Selected Information

(in millions)

	Three Months Ended March 31,
	2013	2012
Claims Volume
Continuing operations:
Network	282.8	153.0
Home delivery and specialty (1)	36.8	14.0

Total claims	319.6	167.0

Total adjusted claims - continuing operations(2)	390.0	192.8

Depreciation and Amortization (D&A):
Revenue amortization(3)	$28.5	$28.5
Cost of revenues depreciation	27.7	11.6
Selling, general and administrative depreciation	71.5	14.7
Selling, general and administrative amortization(3)	472.9	10.2

Total D&A - continuing operations	$600.6	$65.0

Generic Fill Rate
Network	81.3%	77.7%
Home delivery	74.0%	66.2%
Overall	80.5%	76.5%

Note: See Appendix for Footnotes

Table 2

Calculation of Express Scripts Holding Company Adjusted Gross Profit and SG&A - Continuing Operations

(in millions)

	Three Months Ended March 31,
	2013	2012
Gross profit, as reported	$1,966.6	$832.0
Amortization of intangible assets (3)	28.5	28.5
Non-recurring transaction and integration costs (4)	44.5	—

Adjusted gross profit	$2,039.6	$860.5

Selling, general and administrative, as reported	$1,124.7	$265.1
Amortization of intangible assets (3)	472.9	10.2
Non-recurring transaction and integration costs (4)	110.1	26.7

Adjusted selling, general and administrative	$541.7	$228.2

Note: See Appendix for Footnotes

The Company is providing adjusted gross profit and adjusted selling, general and administrative expenses (both of which are non-GAAP financial measures), in each case, excluding the impact of non-recurring charges and amortization of intangible assets in order to compare the underlying financial performance to prior periods.

Table 3

Express Scripts Holding Company EBITDA Reconciliation

(in millions, except per claim data)

The following is a reconciliation of net income from continuing operations attributable to Express Scripts to EBITDA from continuing operations attributable to Express Scripts. The Company believes net income is the most directly comparable measure calculated under U.S. GAAP.

	Three Months Ended March 31,
	2013	2012
Net income from continuing operations, attributable to Express Scripts, as reported	$374.2	$267.8
Provision for income taxes	258.6	167.0
Depreciation and amortization	600.6	65.0
Interest expense, net	213.8	129.7
Equity income from joint venture	(9.8)	—

EBITDA from continuing operations, attributable to Express Scripts, as reported	1,437.4	629.5
Non-recurring transaction and integration costs (4)	154.6	26.7

Adjusted EBITDA from continuing operations, attributable to Express Scripts	$1,592.0	$656.2

Total adjusted claims - continuing operations	390.0	192.8

Adjusted EBITDA from continuing operations, attributable to Express Scripts, per adjusted claim	$4.08	$3.40

Note: See Appendix for Footnotes

The Company is providing EBITDA and adjusted EBITDA excluding the impact of non-recurring charges (both of which are non-GAAP financial measures) in order to compare the underlying financial performance to prior periods.

EBITDA from continuing operations is earnings before other income (expense), interest, taxes, depreciation and amortization, or alternatively calculated as operating income from continuing operations plus depreciation and amortization. EBITDA from continuing operations is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA from continuing operations, however, should not be considered as an alternative to net income from continuing operations, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA from continuing operations may not be comparable to that used by other companies.

Adjusted EBITDA from continuing operations per adjusted claim is a supplemental measurement used by analysts and investors to help evaluate overall operating performance. We have calculated adjusted EBITDA from continuing operations excluding certain charges recorded each year, as these charges are not considered an indicator of ongoing company performance. Adjusted EBITDA from continuing operations per adjusted claim is calculated by dividing adjusted EBITDA from continuing operations by the adjusted claim volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis. Adjusted EBITDA from continuing operations, and as a result, adjusted EBITDA from continuing operations per adjusted claim, are each affected by the changes in claim volumes between retail and home delivery, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business.

Table 4

Calculation of Express Scripts Holding Company Adjusted EPS

	Three Months Ended March 31,
	2013	2012
	(per diluted share)
EPS from continuing operations attributable to Express Scripts, as reported	$0.45	$0.55

Non-recurring/transaction-related items:
Transaction and integration costs (4)	0.11	0.03
Debt redemption costs (5)	0.05	—
Pre-close financing costs (6)	—	0.10

Discrete tax items (7)	0.01	—

Amortization of intangible assets (3)	0.37	0.05

EPS from continuing operations attributable to Express Scripts, adjusted	$0.99	$0.73

EPS from discontinued operations attributable to Express Scripts, as reported	$—	$—

Non-recurring/transaction-related items:
Amortization of intangible assets (8)	—	—

EPS from discontinued operations attributable to Express Scripts, adjusted	$—	$—

Total EPS attributable to Express Scripts, adjusted	$0.99	$0.73

Note: See Appendix for Footnotes

The Company is providing EPS and EPS excluding the impact of transaction, integration and other non-recurring costs and amortization of intangible assets (which is a non-GAAP financial measure) in order to compare the underlying financial performance to prior periods.

Table 5

Calculation of Express Scripts Holding Company Adjusted Effective Income Tax Rate

(in millions)

	Three Months Ended March 31, 2013
	Pre-Tax	Provision for Income Taxes	Adjusted Effective Income Tax Rate
Income from continuing operations, as reported	637.9	258.6
Loss from discontinued operations, as reported	(0.7)	0.5

	637.2	259.1
Non-controlling interest	(5.1)	—

Total operations attributable to Express Scripts	632.1	259.1
Discrete tax items(7)	—	(10.6)

Total operations attributable to Express Scripts	632.1	248.5	39.3%

Note: See Appendix for Footnotes.

The Company is providing adjusted effective income tax rate excluding the impact of discrete tax items (which is a non-GAAP financial measure) in order to compare the underlying financial performance to prior periods.

Table 6

Express Scripts Holding Company 2013 Guidance Information

Estimated Year Ending December 31, 2013
(per diluted share)

Updated adjusted EPS from continuing operations attributable to Express Scripts guidance	$4.23 to $4.33

GAAP items not included in guidance:

Amortization of intangible assets (9)	$1.49

Transaction, integration and other non-recurring costs (10)	To be determined

Note: See Appendix for Footnotes

The full-year impact of transaction, integration and other non-recurring costs have yet to be determined. Accordingly, the Company is unable to include these charges in the list of GAAP items not included in guidance for 2013 revised adjusted EPS from continuing operations or to provide a reconciliation to the corresponding GAAP measure.

Appendix

Footnotes

(1)

Includes home delivery, specialty and other including: (a) drugs distributed through patient assistance programs (b) drugs we distribute to other PBMs’ clients under limited distribution contracts with pharmaceutical manufacturers and (c) FreedomFP claims.

(2)	Total adjusted claims reflect home delivery claims multiplied by 3, as home delivery claims typically cover a time period 3 times longer than retail claims.
(3)	Amortization of intangible assets includes the following items:

Amortization of legacy Express Scripts intangible assets include amounts in both revenues and selling, general and administrative expense. Revenue amortization is related to the customer contract with WellPoint which consummated upon closing of the NextRx acquisition in 2009. Under U.S. GAAP standards, amortization of intangibles that arise in connection with consideration given to a customer by a vendor is characterized as a reduction of revenues. Intangible amortization of $28.5 million ($17.3 million and $17.6 million net of tax in 2013 and 2012, respectively) is included as a reduction to revenue for the three months ended March 31, 2013 and 2012. Other legacy Express Scripts intangible amortization of $10.1 million ($6.1 million net of tax) and $10.2 million ($6.3 million net of tax) is included in selling, general and administrative expense in the three months ended March 31, 2013 and 2012, respectively.

Amortization of intangible assets related to the acquisition of Medco Health Solutions, Inc. (“Medco”) of $462.8 million ($280.9 million net of tax) for the three months ended March 31, 2013 is included in selling, general and administrative expense.

(4)	Non-recurring transaction and integration costs include those directly related to the acquisition of Medco.

Costs of $44.5 million ($27.0 million net of tax) for the three months ended March 31, 2013, primarily composed of integration-related activities, are included in cost of revenues.

Costs of $113.6 million ($68.9 million net of tax) primarily composed of integration-related activities and severance costs, including stock compensation, and $26.7 million ($16.4 million net of tax) primarily composed of professional fees, are included in selling, general and administrative expense in the three months ended March 31, 2013 and 2012, respectively.

The Company recorded a net benefit of $3.5 million ($2.1 million net of tax) within selling, general and administrative expenses for the three months ended March 31, 2013 in conjunction with a final settlement related to the strategic decision to exit various businesses.

(5)

Debt redemption costs and write-off of deferred financing fees incurred for the early redemption of senior notes totaled $68.5 million ($41.6 million net of tax) and is included in interest expense in the three months ended March, 31, 2013.

(6)

Financing costs include fees related to the amortization of remaining bridge loan fees, commitment fees related to the new credit agreement and interest and fees on the senior notes issued in conjunction with the acquisition of Medco. Costs of $79.5 million ($49.0 million net of tax) are included in interest expense in the three months ended March 31, 2012.

(7)	Provision for income taxes includes discrete tax charges $10.6 million for the three months ended March 31, 2013 due to changes in unrecognized tax benefits.
(8)

Net income from discontinued operations, net of tax includes $8.0 million ($4.9 million net of tax) of amortization of intangible assets related to the acquisition of Medco for the three months ended March, 31 2013.

(9)	Adjusted EPS will exclude amortization of intangible assets.
(10)	Adjusted EPS will exclude transaction, integration and other non-recurring costs. The full-year impact of these costs have yet to be determined.